This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration File No. 333-254280
Subject to Completion
Preliminary Prospectus Supplement dated March 15, 2021
PROSPECTUS SUPPLEMENT
(To prospectus dated March 15, 2021)
$400,000,000
MAXAR TECHNOLOGIES INC.
COMMON STOCK

We are offering $400,000,000 of our common stock in this offering. The net proceeds from the offering will be used as described under the section titled “Use of Proceeds” in this prospectus supplement. We will receive all of the net proceeds from this offering.

Our common stock is listed on the New York Stock Exchange, or “NYSE”, and the Toronto Stock Exchange, or “TSX”, each under the symbol “MAXR.” On March 12, 2021, the last reported sale price of our common stock on the NYSE was $46.59 per share and on the TSX was C$58.20 per share. On February 18, 2021, our board of directors declared a dividend of $0.01 per share of our common stock payable on March 31, 2021 to shareholders of record as of the close of business on March 15, 2021.

Investing in our common stock involves risks that are described in the “Risk Factors” section on page S-19 of this prospectus supplement and page 1 of the accompanying prospectus, the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, as such discussion may be amended or updated in other reports filed by us with the Securities and Exchange Commission (the “SEC”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total(2)
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See “Underwriting” on page S-36 for additional disclosure regarding underwriter compensation and estimated offering expenses.

(2)
Assumes no exercise of the underwriters’ option to purchase additional shares as described below.

We have also granted the underwriters an option to purchase up to an additional $60,000,000 of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement. See “Underwriting.”
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the shares of common stock will be made on or about           , 2021.

Joint Lead Book-Running Managers
Goldman Sachs & Co. LLC	Morgan Stanley	Barclays
Book-Running Managers
BofA Securities	J.P. Morgan	RBC Capital Markets

           , 2021

i

We are responsible for the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, other than that included or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and neither we nor any of the underwriters take any responsibility for, and provide assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.
The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement or the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information contained in or incorporated by reference into this prospectus supplement and the information contained in the accompanying prospectus in making your investment decision.
The information contained on our website or that can be accessed through our website will not be deemed to be incorporated into this prospectus supplement, and investors should not rely on any such information in deciding whether to purchase the shares.
You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, tax or investment advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding any purchase of the common stock. Neither we nor any of the underwriters makes any representation regarding the legality of an investment in the common stock by any person under applicable investment or similar laws.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to purchase any common stock in any jurisdiction or to any person where the offer or solicitation is not permitted.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information” and “Incorporation by Reference.”
If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since any such dates.
In this prospectus supplement, unless we indicate otherwise or the context requires, references to the “Company,” “Maxar,” “we,” “our,” “ours” and “us” refer to Maxar Technologies Inc. and its consolidated subsidiaries, taken as a whole.

NON-GAAP FINANCIAL MEASURES
In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA.
We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, gain (loss) on sale of assets, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments that may result in a different calculation therein.
We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our strategies. In many cases, you can identify forward-looking statements by terms such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included elsewhere or incorporated by reference in this prospectus supplement.
All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in Part I, Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.
You should carefully consider the risks specified in the “Risk Factors” section of this prospectus supplement, as well as other risks and uncertainties described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent public statements or reports we file with or furnish to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

MARKET AND INDUSTRY DATA AND FORECASTS
This prospectus supplement includes or incorporates by reference industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. We have included or incorporated by reference explanations of certain internal estimates and related methods provided in this prospectus supplement along with these estimates. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020. While we are not aware of any misstatements regarding our market, industry or similar data presented herein or in the information incorporated by reference herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included or incorporated by reference in this prospectus supplement.

SERVICE MARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS
We own or have rights to service marks, trademarks, trade names and related marks that we use in connection with the operation of our business and are of material significance to our business. Certain marks or names are subject to registrations or applications to register in the U.S. or foreign jurisdictions, while others are not subject to registration but protected by common law rights. These registered and unregistered marks include the Issuer’s name and other corporate names, logos and website names used herein. Solely for convenience, service marks, trademarks and trade names referred to in this offering memorandum may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensors to these service marks, trademarks or trade names.

SUMMARY
This summary highlights important information about this offering and information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, as well as the additional materials described under the captions “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement and in the accompanying prospectus, including “Risk Factors” beginning on page S-19 of this prospectus supplement and on page 1 of the accompanying prospectus, and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020.
Our Company
Maxar
Maxar is a partner and innovator in Earth Intelligence and Space Infrastructure. Maxar delivers value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with speed, scale and cost effectiveness. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR.”
We serve our customers and organize our businesses through the following two reportable segments:
•
Earth Intelligence — a global leader in high-resolution Earth imagery and other geospatial data sourced from our own advanced satellite constellation and third-party providers to our government and commercial customers, as well as a provider of advanced geospatial information, applications and analytic services to national security and commercial customers.

•
Space Infrastructure — a supplier of space-based infrastructure, robotics, subsystems and information solutions to government agencies and satellite operators.

For the year ended December 31, 2020, we generated revenues of $1,723 million, net loss from continuing operations of $46 million and Adjusted EBITDA of $422 million. See “Summary Historical Consolidated Financial Data” for a definition of Adjusted EBITDA and reconciliation to net loss.
Our Competitive Strengths
Extensive Track-record of Performance and Innovation in Space
Our legacy in Earth Observation and Space Infrastructure has afforded us the experience and expertise that makes us as a leader in our markets. We launched the world’s first high resolution commercial imaging satellite in 1999, and currently operate a four-satellite imaging constellation, providing us with 20 years and 125 petabytes of the highest-resolution, commercially available imagery. In over 60 years, we have built and launched more than 285 spacecraft with a combined approximate 2,750 years of on-orbit service. We have 90 Geosynchronous Equatorial Orbit (“GEO”) satellites and 26 Low Earth Orbit (“LEO”) satellites in service. We have more than 30 years of experience in space robotics and have developed all five robotic arms on the Mars landers and rovers.
Differentiated Capabilities
We are a global leader in high resolution space-based Earth observation products and analytics. Our imagery solutions provide our customers with timely, accurate and mission-critical information about our changing planet and support a wide variety of government and commercial applications, including mission planning, mapping and analysis, environmental monitoring, disaster management, crop management, oil and gas exploration and infrastructure management. Through our owned and operated four-satellite imaging constellation, we are able to collect 1.4 billion square kilometers of imagery annually. In 20 years, we have collected, and have available for use, approximately 125 petabytes in our “ImageLibrary”. We provide geospatial services that combine imagery, analytic expertise and innovative technology to deliver intelligence solutions to our customers.
On July 1, 2020, the Company closed the acquisition of Vricon, Inc. (“Vricon”) by purchasing the remaining 50% ownership interest in our joint venture with Saab AB. Vricon is a global leader in satellite-derived 3D data for defense and intelligence markets and significantly expands our capabilities in 3D mapping, Earth Intelligence data, military simulation and training and precision-guided munitions.
In our Space Infrastructure segment, we design, build, integrate and test solutions for space-based communications satellites, Earth observation, on-orbit servicing, robotic assembly and space exploration. Our capabilities address a broad spectrum of needs for our customers, including mission systems engineering, product design, spacecraft manufacturing, assembly, integration and testing. We are well-known for being able to provide advanced, reliable and affordable spacecraft to our customers.
Comprehensive Product Offering Tailored to Customer Needs
Customers can license our imagery and data archives or place custom orders to task our satellites for a specific area of interest. We process our imagery to varying levels according to our customers’ specifications and deliver our products using the distribution methods and subscription services that best suits our customers’ needs. We offer a number of imagery products, including:
•
Orthorectified imagery — includes radiometric, geometric and topographic correction. Topographic correction accounts for terrain and projects images onto the Earth as they would be seen by the human eye.

•
Imagery basemaps — powered by our proprietary image processing techniques, our imagery basemaps deliver high-quality imagery through thousands of combined images that maximizes contrast, sharpness and clarity. We also sell products that deliver regular updates of images of 6,000 major metropolitan areas.

•
3D and Elevation products — elevation and terrain information is foundational to mapping and understanding the surface of our planet. We offer various models of the Earth’s surface (e.g., digital surface models, digital terrain models, 3D point clouds, etc.) derived from our 3D representation of the Earth.

•
Information products — new map features and information products are derived from our imagery archive using machine learning, often without additional manual processing.

•
SecureWatch — a subscription offering that provides customers online access to an extensive imagery and geospatial intelligence platform and addresses a broad spectrum of uses.

We also provide certain customers the ability to directly task and receive imagery from our satellites within local and regional geographic boundaries of interest through our Direct Access Program (“DAP”). We sell these customers ground system infrastructure, enabling them to download and process imagery directly from our satellites and access to our satellite and maintenance services.
We provide advanced geospatial information, applications and analytic services using our imagery and other sources of geospatial data such as low resolution satellite imagery, radar, weather and oceanographic data, elevation and social media. We can deploy these services through various platforms, including Amazon Web Services, depending on customer preference.
Our Space Infrastructure product offering is highly customizable and consists of communications and imaging satellites and payloads, platforms for space exploration and hosting instruments for Earth science, space subsystems for power, propulsion and communication, satellite ground systems and support services, space based remote sensing-solutions, space robotics and defense systems.
Diverse Set of Global Customers
We serve a diverse set of global customers in both of our core segments. In the Earth Intelligence segment, our primary customer of geospatial services is the U.S. government, but we also support intelligence requirements for other U.S. allied governments, global development organizations and commercial customers. In the Space Infrastructure segment, our principal customers are are commercial satellite operators and government agencies worldwide.
Large and Growing Addressable Market Opportunities
Our Earth Intelligence and Space Infrastructure segments operate in both the Earth Observation and Satellite Manufacturing markets. According to Northern Sky Research, the EO market is entering a period of growth, largely driven by increased demand for Information Products and Big Data Analytics with continued strength in the North American market and government & military end markets. In their Satellite Based Earth Observation, 12th Edition report, Northern Sky Research projects that the EO market will grow from $3.4 billion in total revenue in 2019 to $8.1 billion in total revenue in 2029, an expected 9% compound annual growth rate (“CAGR”). Additionally, with the advancement of AI solutions to power EO data analysis, Northern Sky Research projects that Big Data will be the largest driver of growth in the EO market, led initially by a focus on defense & intelligence customers, with growing demand for data, solutions and insights. It is increasingly likely that value in the EO market will be driven by downstream services and AI enabled data analytics. Euroconsult projects satellite demand will experience a four-fold increase over the next 10 years. While LEO and MEO are expected to account for the majority of the demand, Euroconsult expects an average of 12-13 GEO commercial satellite orders per year over the next 10 years. The total market for manufacturing and launch services is expected to reach $291 billion over the next decade, a 29% increase from the previous decade of $225 billion in revenue. Government space budgets are expected to grow considerably through the mid 2020’s driven by the proliferation of space-based intelligence, surveillance and reconnaissance and communications demand. Euroconsult reports that government space budgets have reached $82.5 billion in 2020, the strongest growth year in over a decade and a 10% increase over 2019 figures.
Strong Order Backlog and Robust Pipeline
Order backlog, representing the estimated dollar value of firm funded contracts for which work has not been performed (also known as the remaining performance obligations on a contract), grew 17% in 2020 to $1.9 billion as of December 31, 2020 compared to the same period in 2019. In 2020, we announced the signing of multiple contracts with the U.S. government in our Earth Intelligence segment, including the U.S. National Geospatial-Intelligence Agency (“NGA”), U.S. Department of Homeland Security (“DHS”), U.S. Army Geospatial Center, U.S. Space Force and the U.S. Army. In our Space Infrastructure segment, we announced six geostationary communications satellites awarded by Intelsat and that we were selected to support Dynetics, a wholly-owned subsidiary of Leidos, in designing and building a Human Landing System for NASA’s Artemis program.
Experienced Management Team
We have an experienced leadership team comprised of individuals with successful track records throughout long tenures at premier industrial companies. Our executive leadership team is led by Chief Executive Officer, Dan Jablonsky, appointed in January 2019, previously the president of DigitalGlobe since October 2017. Our Chief Financial Officer is Biggs Porter, who joined Maxar in August of 2018, previously EVP and CFO of Fluor Corporation for 5 years. Over the past two years the leadership team has successfully executed a complex turnaround strategy by streamlining Maxar's organizational structure, reducing leverage and improving its growth outlook.
Growth Strategy
Our vision is to hold market leading positions in each of the markets we serve. We aim to achieve this by applying innovative technologies and capabilities that provide value to our customers across their entire value chain, including components, subsystems, systems, data and services. Specific elements of our strategy across our two segments include:
Earth Intelligence
Driving revenue growth through improvements in our products — we seek to improve our Earth intelligence products with WorldView Legion by productizing technologies and derivative content developed in support of individual customer contracts, such as using more artificial intelligence and machine learning to extract features, detect objects and detect change in our satellite imagery and complementary content. WorldView Legion will be a fleet of six high performing satellites for which our Space Infrastructure segment is acting as prime contractor. With a first launch planned in the second half of 2021, we expect that WorldView Legion, in addition to our current constellation, will revisit rapidly changing areas more than 15 times per day, an increase from four times per day currently, which more than triples both our capacity to collect 30 cm imagery and our overall capacity in high-demand areas. The revisit rate and increase in capacity enables a clearer understanding of on-ground conditions, allowing for more real-time, actionable analysis to deliver insights on rapidly changing environments and populations, while providing for more frequent monitoring for defense and intelligence applications, enhanced emergency responsiveness and maritime surveillance, among other applications. WorldView Legion is planned to be compatible with our global infrastructure and access programs. We believe we provide imagery with five times the information content (tied to resolution) of our nearest competitor and over ten times the information content. Additionally, we believe we provide imagery with better than three times the accuracy of the nearest smallsat competitor, and we believe that multiple is even greater in areas where we have leveraged our 3D and elevation capabilities. We believe we will be able to provide even greater quality imagery and with higher revisit rates upon deployment of our WorldView Legion constellation. We have developed technology used to enhance the quality and usability of imagery (e.g. eliminate atmospheric distortions, increase positional accuracy, improved interpretability, etc.), create information derivatives (e.g. road vectors, material types, land classification, etc.), fuse multiple types of content (internet of things, optical imagery, synthetic aperture radar imagery, vectors, social media, etc.), detect change, determine meaningful correlations between events and information in content analyzed, determine and model patterns of life and other geospatial processing technologies. We believe that creating standard products using this technology will grow our product-based revenue with customers in the technology, defense and intelligence, civil government and global development organization sectors.
Expanding our relationship with the U.S. government — the U.S. government is the largest customer of our Earth Intelligence segment through the EnhancedView Follow-On (the “EnhancedView Contract”), Global-EGD and One World Terrain programs and various classified and unclassified contract vehicles. Demand for geospatial intelligence and services continues to grow given the geopolitical environment and the confluence of high-performance computing and machine learning algorithms that allow for insight to be extracted from ever greater levels of data being produced by EO sensors and national and commercial satellite assets. The U.S. government has expressed interest in increasingly relying on commercial partners to harness the rapid pace of commercial innovation more effectively, including the continued use of geospatial data given cost affordability and advances in technology that provide high quality imagery. We seek to grow our business with the U.S. government by leveraging the investments we have made across our capability set, including in machine learning and AI, and our strong record of historic performance.
Growing our installed base and penetration of international defense and intelligence customers — we currently provide service to U.S.-allied nations through our DAP, Rapid Access and SecureWatch products. These customers use our imagery in their civil and intelligence related missions. Our imagery and services are either complimentary to national assets owned by these countries, or in some cases defer the need for a country to own and operate national assets. We believe there are many prospective customers that have both the mission need and budget for our services which we seek to add to our installed base. We also seek to further penetrate existing customers through the provision of additional data and services. Lastly, we believe there are opportunities to provide our services to U.S.-allied nations who might seek a complement to national capabilities in geospatial analytics. Our strategy focuses on those countries that currently have deep and long-standing relationships with our Earth Intelligence segment and other close U.S. allies.
Growing with and expanding our installed base among commercial customers — we have over 400 commercial customers that use our data in their products and applications across a variety of industries including technology, telecom, transportation, mining and oil and gas. The confluence of high-performance computing and machine learning algorithms are allowing for insights to be extracted from ever greater levels of data, which in turn is driving innovation across our customer base. We expect this trend to continue, and we seek to grow with our existing customers as well as to grow our installed base by leveraging our market leading imagery capabilities. Furthermore, we believe our capabilities in machine learning, AI and products that allow greater insights to be more easily extracted from large amounts of geospatial data will position us to sell additional solutions and services to our commercial customers.
Providing products based on machine learning and artificial intelligence — we are developing our capabilities in machine learning and AI to extract greater insight from the geospatial data available to us and our customers. The most capable algorithms rely on expertise in machine learning and AI, as well as large volumes of data, both of which we have. We are also working on the productization of our capability set across geospatial analytics and services to facilitate the penetration of the US government, international government and commercial markets. As part of this effort we are also integrating our products and capabilities into customer systems, serving key, highly time-dominant missions at the tactical edge.
Delivering 3D products to global defense, intelligence and commercial customers — through Vricon, we are expanding the market demand for global scale 3D products. 3D products allow decision makers to understand their operational environment in 3D — developing new insights that enable them to make better, faster decisions. We see a growing opportunity to sell 3D data and software products to the military and intelligence community to support virtual training environments and provide better information to the warfighter. U.S. defense and intelligence customers are seeking solutions to support intelligence fusion, maneuver and other mission requirements. We also see significant opportunity with our commercial customers as they look for more accurate geodata to improve their products. Additionally, we recently entered into license arrangements related to certain consumer applications. The current investment in 5G networks and Internet of Things provides a unique opportunity to deliver network operators a better data solution to improve their future networks. Additional use cases continue to grow as 3D products and precision data sets become better understood.
Space Infrastructure
Driving revenue through improvement in our products and manufacturing and program capabilities — we are developing differentiated capabilities that are designed for future space exploration, including propulsion, power and robotics. We believe these elements will be critical to helping our customers operate in an increasingly contested space environment and in achieving successful space exploration missions. We are also developing our satellite architectures and manufacturing capabilities to assure that we can successfully fulfill both government and commercial customer requirements on future programs, including high volume / low mix and variable volume / high mix programs. We plan to team with providers of digital payload technology to enhance our offering if our customers express interest in it. We are also developing relationships across the supply chain to assure that we can seamlessly provide a broad-breadth of mission sets to our customers. Finally, we are working to transform our operations (e.g. location strategy, workforce shaping, technology and systems investment and CAS / FAR compliance) so that we can address a larger set of opportunities across our government and commercial customers.
Growing our U.S. and international civil exposure — we have a long history with civil space programs dating back to the Apollo missions. Current NASA programs include the Power Propulsion Element for the Lunar Gateway, OSAM-1 and Psyche TEMPO. We have also provided every robotic arm on NASA’s Mars rovers. We seek to leverage our investments and expertise in propulsion, power and robotics, as well as our strong legacy of performance, when pursuing further civil work in the U.S. and abroad.
Deepening our penetration of U.S. national programs — to date, we have won several classified and unclassified study contracts with U.S. defense and intelligence customers. We seek to further penetrate these markets by utilizing our flexible satellite architectures, design and engineering capabilities and commercial business practices — all of which we believe can create compelling value propositions.
Providing flexible platforms to our commercial customers — we currently provide components, subsystems and system architectures to our customers for communications and EO satellites in LEO,

MEO and GEO orbits. In communications, we offer flexible platforms across various architecture platforms and mission payloads from standard analog to high throughput, and we are investing in digital solutions. In EO, we also offer flexible solutions across various architecture platforms and mission payloads, including electro-optic. Our goal is to be positioned well to compete for future single satellite or full constellation build orders from our customers, across a wide range of the architectures, payloads, or Earth orbit chosen to fulfill mission requirements.
Corporate Information
Our principal executive offices are located at 1300 W. 120th Avenue, Westminster, Colorado 80234. Our telephone number is 303-684-4000.
Our website is located at http://www.maxar.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus (except for the SEC filings expressly incorporated by reference herein), and such information should not be considered to be part of this prospectus. You should not rely on any such information in making your decision whether to purchase the securities.
See “Risk Factors” beginning on page S-19 and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 for risks that could impact our business.
2023 Notes Redemption
On March 16, 2021, pursuant to the provisions of the indenture governing the 2023 Notes (as defined below), we will deliver a notice (the “Redemption Notice”) to the holders of our 2023 Notes for the conditional redemption (the “2023 Notes Redemption”) on March 26, 2021 (the “Redemption Date”) of up to $350 million of our outstanding 2023 Notes subject to, and conditioned upon, the receipt of sufficient gross proceeds from this offering of common stock to fund the redemption price of 109.750%, plus accrued and unpaid interest (the “Redemption Price”) to the Redemption Date, and pay all discounts, fees and expenses incurred in connection with this offering of notes (the “Redemption Condition”). In our sole discretion, we may (i) extend the Redemption Date until such time as the Redemption Condition is satisfied, (ii) waive the Redemption Condition, or (iii) rescind the Redemption Notice in the event that the Redemption Condition is not satisfied by the original Redemption Date or the delayed Redemption Date, if applicable. We cannot assure you that we will consummate the 2023 Notes Redemption on the terms and at the time contemplated herein, if at all. This prospectus supplement does not constitute an offer to purchase the 2023 Notes or a notice to redeem those notes.
Risk Factors Summary
Below is a summary of the principal risk factors that could adversely affect our business. This summary does not address all the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks, can be found in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2020.
Risks Related to Our Business
•
We are unable to predict the extent to which the global COVID-19 pandemic may adversely impact our business operations, financial performance, results of operations and stock price.

•
The future revenue and operating results of the Space Infrastructure segment are dependent on our ability to generate a sustainable order rate for the satellite and space manufacturing operations and develop new technologies to meet the needs of our customers or potential new customers.

•
Our business with various governmental entities is subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.

•
Our revenue, results of operations and reputation may be negatively impacted if our programs fail to meet contractual requirements or our products contain defects or fail to operate in the expected manner.

•
Satellites are subject to construction and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect our operations.

•
If our satellites fail to operate as intended, it could have a material adverse effect on our business, financial condition and results of operations.

•
Loss of, or damage to, a satellite and the failure to obtain data or alternate sources of data for our products may have an adverse impact on our results of operations and financial condition.

•
Interruption or failure of our infrastructure could hurt our ability to effectively perform our daily operations and provide and produce our products and services, which could damage our reputation and harm our operating results.

•
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, or theft or tampering of intellectual property, any of which could materially adversely impact our business.

•
We are a party to legal proceedings, investigations and other claims or disputes, which are costly to defend and, if determined adversely to us, could require us to pay fines or damages, undertake remedial measures or prevent us from taking certain actions, any of which could adversely affect our business.

•
Acquisitions or divestitures could result in adverse impacts on our operations.

•
Our business with various governmental entities is concentrated in a small number of primary contracts. The loss or reduction in scope of any one of our primary contracts would materially reduce our revenue.

•
Disruptions in U.S. government operations and funding could have a material adverse effect on our revenues, earnings and cash flows and otherwise adversely affect our financial condition.

•
Changes in U.S. government policy regarding use of commercial data or Space Infrastructure providers, or material delay or cancellation of certain U.S. government programs, may have a material adverse effect on our revenue and our ability to achieve our growth objectives.

•
We face competition that may cause us to have to either reduce our prices for imagery and related products and services or to lose market share.

•
We operate in highly competitive industries and in various jurisdictions across the world which may cause us to have to reduce our prices.

•
We may be required to recognize impairment charges.

•
Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

•
Our business involves significant risks and uncertainties that may not be covered by insurance.

•
We often rely on a single vendor or a limited number of vendors to provide certain key products or services and the inability of these key vendors to meet our needs could have a material adverse effect on our business.

•
Disruptions in the supply of key raw materials or components and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact us.

•
We are dependent on our ability to attract, train and retain employees. Our inability to do so, or the loss of key personnel, would cause serious harm to our business.

•
Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

Risks Related to Our Indebtedness and Our Common Stock
•
Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategies, including funding future satellites, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

•
Our ability to obtain additional debt or equity financing or government grants to finance operating working capital requirements and growth initiatives may be limited or difficult to obtain, which could adversely affect our operations and financial condition.

•
Our indebtedness and other contractual obligations could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry and our ability to pay our debts and could divert our cash flow from operations for debt payments.

•
Our current financing arrangements contain certain restrictive covenants that impact our future operating and financial flexibility.

•
Our actual operating results may differ significantly from our guidance.

•
We could be adversely impacted by actions of activist stockholders, and such activism could impact the value of our securities.

•
The price of our common stock has been volatile and may fluctuate substantially.

Risks Related to Legal and Regulatory Matters
•
Our operations in the U.S. government market are subject to significant regulatory risk.

•
Failure to comply with the requirements of the National Industrial Security Program Operating Manual could result in interruption, delay or suspension of our ability to provide our products and services, and could result in loss of current and future business with the U.S. government.

•
Our business is subject to various regulatory risks that could adversely affect our operations.

•
Changes in tax law, in our tax rates or in exposure to additional income tax liabilities or assessments may materially and adversely affect our financial condition, results of operations and cash flows.

•
Our ability to use our U.S. federal and state net operating loss carryforwards and certain other tax attributes may be limited.

•
Our operations are subject to governmental law and regulations relating to environmental matters, which may expose us to significant costs and liabilities that could negatively impact our financial condition.

THE OFFERING
Issuer
Maxar Technologies Inc.
Common stock offered
       shares of common stock (or        shares of common stock if the underwriters exercise in full their option to purchase additional shares).
Option to purchase additional shares of common stock
We have granted the underwriters an option to purchase up to          additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Common stock to be outstanding after this
offering
Approximately 70.3 million shares of common stock (or up to approximately 71.6 million shares if the underwriters exercise in full their option to purchase additional shares), which is based on approximately 61.7 million shares of common stock (excluding treasury shares) outstanding as of March 12, 2021 and an aggregate offering of $400,000,000 of common stock at an assumed public offering price of $46.59 per share (the last reported sale price of our common stock on the NYSE on March 12, 2021 was $46.59 per share and on the TSX was C$58.20 per share).
A $1.00 increase (decrease) in the assumed public offering price would (decrease) increase the number of shares of common stock to be sold by approximately (0.2 million) and approximately 0.2 million, respectively, assuming that the underwriters do not exercise their option to purchase additional shares of common stock and that the aggregate dollar amount of shares of common stock offered by us remains the same, after deducting the estimated underwriting discounts and our estimated offering expenses.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $      million (or approximately $      million if the underwriters fully exercise in full their option to purchase additional shares of common stock), after deducting the underwriting discounts and commissions and our estimated offering expenses.
We intend to use the net proceeds from this offering, after fees, discounts, commissions and other offering expenses, to (i) fund the 2023 Notes Redemption, and (iii) provide cash on our balance sheet for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” included in this prospectus supplement, the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE and TSX symbol
“MAXR”
Dividend Policy
Although our Board of Directors has historically declared a quarterly cash dividend which we have paid, we may not pay quarterly dividends in the same amounts or at all in the future. The declaration, amount and timing of cash dividends are subject to capital availability and determinations by our Board of Directors that such dividends are in the best interest of our stockholders and are in compliance with all respective laws and applicable agreements. Our ability to pay dividends will depend upon, among other factors, our cash balances and potential future capital requirements for strategic transactions, including acquisitions, debt service requirements, results of operations, financial condition and other factors that our Board of Directors may deem relevant. See “Dividend Policy.” On February 18, 2021, our board of directors declared a dividend of $0.01 per share of our common stock payable on March 31, 2021 to shareholders of record as of the close of business on March 15, 2021.
The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares of our common stock outstanding as of March 12, 2021 with certain exclusions as described below, and assumes that we will receive an additional $60,000,000 of proceeds if the underwriters’ over-allotment option is exercised in full assuming a public offering price of $46.59 per share of common stock (in each case before deducting discounts and expenses).
The number of shares of our common stock to be outstanding immediately (i) before this offering and (ii) after this offering, is based on 61.7 million shares of our common stock outstanding as of March 12, 2021, and excludes:
(i) 1.0 million shares of our common stock reserved for issuance upon exercise of stock options outstanding as of March 12, 2021,
(ii) 3.2 million shares of our common stock reserved for issuance upon vesting of our time based restricted stock units (including reinvested dividends) outstanding as of March 12, 2021,
(iii) 2.3 million shares of our common stock reserved for issuance upon the vesting of our performance based restricted stock units (including reinvested dividends), assuming the maximum payout was achieved, outstanding as of March 12, 2021 under our various equity compensation plans,
(iv) shares reserved for issuance upon the vesting of any awards we may have issued under such plans subsequent to March 12, 2021, and
(v) any additional shares we have issued or may issue under our dividend reinvestment program, direct stock purchase plan or 401(k) savings plans subsequent to March 12, 2021.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables present summary consolidated financial data for our business. You should read these tables along with “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the Company’s consolidated financial statements and the notes thereto included or incorporated by reference in this prospectus supplement.
The consolidated statements of operations data and consolidated statements of cash flow data for the years ended December 31, 2020, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2020 and 2019 are derived from our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.
The summary consolidated financial data presented below are not necessarily indicative of the results to be expected for any future period. All amounts presented below are in thousands, except per share amounts.
	Year Ended December 31,
($ millions)	2020	2019	2018
Revenues:
Product	$633	$560	$697
Service	1,090	1,106	1,107
Total revenues	$1,723	$1,666	$1,804
Costs and expenses:
Product costs, excluding depreciation and amortization	615	593	$775
Service costs, excluding depreciation and amortization	378	382	313
Selling, general and administrative	332	325	446
Depreciation and amortization	348	376	439
Impairment losses	47	14	586
Satellite insurance recovery	—	(183)	—
Loss (gain) on sale of assets	1	(136)	(33)
Operating income (loss)	$2	$295	$(722)
Interest expense, net	175	219	200
Other (income) expense, net	(104)	(1)	1
(Loss) income before taxes	$(69)	$77	$(923)
Income tax (benefit) expense	(22)	5	(48)
Equity in income from joint ventures, net of tax	(1)	(11)	(2)
(Loss) income from continuing operations	$(46)	$83	$(873)
Discontinued operations:
Income (loss) from operations of discontinued operations, net of tax	32	26	(377)
Gain on disposal of discontinued operations, net of tax	317	—	—
Income (loss) from discontinued operations, net of tax	349	26	(377)
Net income (loss)	$303	$109	$(1,250)

Summary of cash flows ($ millions)	Year Ended December 31,
	2020	2019	2018
Cash provided by operating activities – continuing operations	$243	$258	$114
Cash (used in) provided by operating activities – discontinued operations	(54)	59	25
Cash provided by operating activities	189	317	139
Cash used in investing activities – continuing operations	(406)	(6)	(129)
Cash provided by (used in) investing activities – discontinued operations	723	(7)	(21)
Cash provided by (used in) investing activities	317	(13)	(150)
Cash (used in) provided by financing activities – continuing operations	(555)	(208)	15
Cash used in financing activities – discontinued operations	(24)	(30)	(2)
Cash (used in) provided by financing activities	(579)	(238)	13
Effect of foreign exchange on cash, cash equivalents and restricted cash	(5)	—	(1)
Cash, cash equivalents, and restricted cash, beginning of year	109	43	42
Cash, cash equivalents, and restricted cash, end of year	$31	$109	$43
Summary of Consolidated Balance Sheets ($ millions)	As of December 31,
	2020	2019
Cash and cash equivalents	$27	$59
Total assets	4,483	5,157
Long-term debt	2,414	2,915
Noncontrolling interest	1	1
Total stockholders’ equity	936	762

Non-GAAP Measures
The table below reconciles our net income (loss) to EBITDA and Adjusted EBITDA for the years ended December 31, 2020, 2019 and 2018:
	Year Ended December 31,
($ millions)	2020	2019	2018
Net income (loss)	$303	$109	$(1,250)
Income tax (benefit) expense	(22)	5	(48)
Interest expense, net	175	219	200
Interest income(1)	(3)	(2)	—
Depreciation and amortization	348	376	439
EBITDA	$801	$707	$(659)
(Income) loss from discontinued operations, net of tax	(349)	(26)	377
Restructuring	—	18	13
Transaction and integration related expense	7	16	33
Impairment losses, including inventory	47	17	652
Satellite insurance recovery	—	(183)	—
Loss (gain) on sale of assets	1	(136)	(33)
CEO severance	—	3	—
Gain on remeasurement of Vricon equity interest(2)	(85)	—	—
Adjusted EBITDA(3)	$422	$416	$383

(1)
Included in Other (income) expense, net on the Consolidated Statements of Operations.

(2)
As a result of the Vricon Acquisition, the Company was required to remeasure its previously held equity interest in Vricon at its acquisition date fair value which resulted in a gain of $85 million. The gain is included in Other (income) expense, net on the Consolidated Statements of Operations.

(3)
We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, gain (loss) on sale of assets, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility (as defined below) also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments that may result in a different calculation therein.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this prospectus supplement, including the information under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the shares.
Risks Related to the Offering and our Common Stock
The price of our common stock has been volatile and may fluctuate substantially.
Our common stock is listed on the NYSE and the TSX and the price for our common stock has historically been volatile. The market price of our common stock may continue to be highly volatile and may fluctuate substantially due to the following factors (in addition to the other risk factors described in this section):
•
general economic conditions;

•
fluctuations in our operating results;

•
variance in our financial performance from the expectations of equity and/or debt research analysts;

•
techniques employed by short sellers to drive down the market price of our common stock;

•
conditions and trends in the markets we serve;

•
additions of or changes to key employees;

•
changes in market valuations or earnings of our competitors;

•
trading volumes of our common stock;

•
future sales of our equity securities and/or future issuances of indebtedness;

•
changes in the estimation of the future sizes and growth rates of our markets; and

•
legislation or regulatory policies, practices or actions.

In addition, the stock markets in general have experienced extreme price and volume fluctuations that have at times been unrelated or disproportionate to the operating performance of the particular companies affected. These market and industry factors may materially harm the market price of our common stock irrespective of our operating performance.
A significant or prolonged decrease in our market capitalization, including a decline in stock price, or a negative long-term performance outlook, could result in an impairment of our assets which results when the carrying value of our assets exceed their fair value.
In the past several years, our securities have been the subject of short selling. Reports and information have been published about us that we believe are mischaracterized or incorrect, and which have in the past been followed by a decline in our stock price. If there are short seller allegations in the future, we may have to expend a significant amount of resources to investigate such allegations and/or defend ourselves.
In addition, starting in the first quarter of 2019, we became subject to certain securities class action litigation which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition. Additional information can be found in Item 1A and Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2020.

Future issuances of debt or equity securities by us may adversely affect the market price of our common stock.
As of December 31, 2020, we have an aggregate of approximately 6.4 million shares of common stock authorized but unissued and reserved for issuance under our incentive plans. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions.
In the future, we may attempt to obtain financing or to increase further our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations. In addition, we also expect to issue additional shares in connection with exercise of our stock options under our incentive plans.
Issuing additional shares of our common stock or other equity securities or securities convertible into equity for financing or in connection with our incentive plans, acquisitions or otherwise may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of our debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us. See “Description of Securities” in the accompanying prospectus.
The market price of our common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.
Sales of substantial amounts of our common stock in the public market in future offerings, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the additional sale of our common stock by our officers or directors in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.
We may issue shares of our common stock or other securities from time to time as consideration for, or to finance, future acquisitions and investments or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common stock. If any such acquisition or investment is significant, the number of shares of common stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our stockholders. We may also grant registration rights covering shares of our common stock or other securities that we may issue in connection with any such acquisitions and investments.
We and certain of our executive officers and directors have agreed with Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as the representatives, on behalf of the underwriters, not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 60 days after the date of this prospectus, except for certain limited exceptions. See “Underwriting.” Approximately 1% of outstanding shares of our common stock are subject to these lock-up agreements.

After the expiration of the 60-day lock-up period under the lock-up agreement these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with the volume restrictions and other securities laws. To the extent that any of these stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the contractual lock-ups and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline significantly.
Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, in their sole discretion, may release all or some portion of the shares subject to the 60-day lock-up agreements prior to expiration of such period.
Our amended and restated certificate of incorporation and our amended and restated bylaws may impede or discourage a takeover, changes in management or changes in the Board of Directors, which could reduce the market price of our common stock.
Certain provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may delay or prevent a third-party from acquiring control of us, even if a change in control would be beneficial to our existing stockholders. These provisions include:
•
no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
the exclusive right of the Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Board of Directors;

•
the ability of the Board of Directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•
a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

•
the requirement that a special meeting of stockholders may be called only by the chairman of the Board of Directors or two or more stockholders who hold, in the aggregate, at least ten percent (10%) of the voting power of our outstanding shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•
advance notice procedures that stockholders must comply with in order to nominate candidates to the Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our business.

These provisions could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock. In addition, our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware.

There can be no assurance that we will continue to pay dividends on our common stock.
Our Board of Directors significantly reduced our dividends in the first quarter of 2019. Although our Board of Directors has historically declared a quarterly cash dividend which we have paid, the payment of future dividends is subject to a number of risks and uncertainties, and we may not pay quarterly dividends in the same amounts or at all in the future. The declaration, amount and timing of cash dividends are subject to capital availability and determinations by our Board of Directors that such dividends are in the best interest of our stockholders and are in compliance with all respective laws and applicable agreements. Our ability to pay dividends will depend upon, among other factors, our cash balances and potential future capital requirements for strategic transactions, including acquisitions, debt service requirements, results of operations, financial condition and other factors that our Board of Directors may deem relevant. The elimination of our dividend payments and/or our dividend program could have a negative effect on our stock price.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $      million (or approximately $      million if the underwriters fully exercise their option to purchase additional shares of common stock), after deducting the underwriting discounts and commissions and our estimated offering expenses.
We intend to use the net proceeds from this offering, after fees, discounts, commissions and other offering expenses, to (i) fund the 2023 Notes Redemption, and (ii) provide cash on our balance sheet for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.
Certain of the underwriters and/or their affiliates may be holders of the 2023 Notes at the applicable time of determination for the 2023 Notes Redemption, and, if that is the case, such underwriters and/or such affiliates may receive a portion of the net proceeds from this offering of common stock. See “Underwriting — Other Relationships.”

CAPITALIZATION
The following table sets forth the cash and cash equivalents and the capitalization of the Company as of December 31, 2020 (i) on an actual historical basis and (ii) as adjusted giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional shares) and application of the net proceeds as described under “Use of Proceeds,” as if each had occurred on December 31, 2020.
You should read the following table in conjunction with the sections titled “Summary Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Indebtedness” and our financial statements and related notes incorporated by reference in this prospectus supplement.
	As of December 31, 2020
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$27	$18
Long-term debt, including current portion:
9.75% senior secured notes due 2023(2)	850	500
7.54% senior secured notes due 2027	150	150
Syndicated Credit Facility(3)	1,444	1,444
Deferred financing	32	32
Debt discount and issuance costs	(57)	(49)
Obligations under finance leases and other	3	3
Total long-term debt	2,422	2,080
Stockholders’ equity:
Common Stock: $0.0001 par value; 240,000,000 common shares authorized; 61,200,000 and 59,900,000 outstanding at December 31, 2020 and 2019, respectively), shares issued and shares as adjusted
Preferred stock, $0.0001 par value, 10,000,000 authorized, 0 shares issued and as adjusted	—	—
Additional paid-in capital(4)	1,818	2,193
Accumulated deficit(5)	(763)	(805)
Accumulated other comprehensive (loss) income	(120)	(120)
Noncontrolling interest	1	1
Total stockholders’ equity	936	1,269
Total capitalization	$3,385	$3,367

(1)
Adjustment to cash and cash equivalents represents a net decrease of $9 million after giving effect to the receipt of proceeds of $400 million from this offering (assuming no exercise of the underwriters’ option to purchase additional shares) are expected to be used to fund the 2023 Notes Redemption and for general corporate purposes. Excluded from the adjustments to Cash and cash equivalents is approximately $1 million related to interest expense payments on the $350 million paydown of the 2023 Notes). See “Summary — Recent Developments — 2023 Notes Redemption,” and “Use of Proceeds.”

(2)
On an adjusted basis, this amount gives effect to the 2023 Notes Redemption in full. We cannot assure you that we will consummate the 2023 Notes Redemption on the terms and at the time contemplated herein, if at all. While we currently contemplate to repurchase up to $350 million of our outstanding 2023 Notes pursuant to the 2023 Notes Redemption, the 2023 Notes Redemption is conditional on receipt of sufficient gross proceeds from this offering of notes to fund the redemption price of 109.750%, plus accrued and unpaid interest to the Redemption Date, and pay all discounts, fees and expenses incurred in connection with this offering of notes, and if such gross proceeds are not received in full, then the amount of the 2023 Notes that are redeemed pursuant to the 2023 Notes Redemption will be reduced on a dollar-for-dollar basis.

(3)
As of December 31, 2020, we had approximately $1.4 billion outstanding under the Term Loan B. As of December 31, 2020, we had $0 million outstanding under the Revolving Credit Facility (as defined below) and $31 million of issued and undrawn letters of credit outstanding under the letter of credit sub-facility, which reduces the amount available to be drawn under the Revolving Credit Facility.

(4)
The adjustment to Additional paid-in capital represents a net increase of $375 million giving effect to the proceeds of $400 million from this offering net $25 million of estimated transaction fees.

(5)
The adjustment to accumulated deficit includes the loss on extinguishment due to the prepayment of the 2023 Notes.

DIVIDEND POLICY
On February 18, 2021, we declared a dividend of $0.01 per common share to shareholders of record as of March 15, 2021, to be paid on March 31, 2021. Although our Board of Directors has historically declared a quarterly cash dividend which we have paid, we may not pay quarterly dividends in the same amounts or at all in the future. The declaration, amount and timing of cash dividends are subject to capital availability and determinations by our Board of Directors that such dividends are in the best interest of our stockholders and are in compliance with all respective laws and applicable agreements. Our ability to pay dividends will depend upon, among other factors, our cash balances and potential future capital requirements for strategic transactions, including acquisitions, debt service requirements, results of operations, financial condition and other factors that our Board of Directors may deem relevant.

DESCRIPTION OF INDEBTEDNESS
The following descriptions of our indebtedness are qualified in their entirety by reference to their respective governing documents which have been filed with the SEC as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020.
Syndicated Credit Facilities
As of December 31, 2020, the Company’s senior secured syndicated credit facility (“Original Syndicated Credit Facility”, as amended prior to December 31, 2019, including as described below, “Syndicated Credit Facility”) is composed of: (i) a senior secured first lien revolving credit facility in an aggregate capacity of up to $500 million maturing in December 2023 (“Revolving Credit Facility”) and (ii) a senior secured first lien term B facility in an original aggregate principal amount of $2.0 billion maturing in October 2024 (“Term Loan B”).
In October 2017, in connection with the acquisition of DigitalGlobe, the Company entered into the Original Syndicated Credit Facility in the aggregate principal amount of $3.75 billion, which was comprised of: (i) a four-year senior secured first lien revolving credit facility, (ii) a four-year senior secured first lien operating facility, (iii) a senior secured first lien term A facility (“Term Loan A”) and (iv) the Term Loan B. The net proceeds of the Original Syndicated Credit Facility were used, along with cash on hand, to consummate the acquisition of DigitalGlobe, to refinance all amounts outstanding under the Company’s existing syndicated credit facility and senior term loans, to repay DigitalGlobe’s outstanding indebtedness, to pay transaction fees and expenses, to fund working capital and for general corporate purposes.
In December 2018, the Company amended the Original Syndicated Credit Facility (“Second Amending Agreement”). The Second Amending Agreement provided that, so long as certain conditions were satisfied (the period during which such conditions are satisfied, the “Covenant Relief Period”) the maximum consolidated debt leverage ratios permitted under the Original Syndicated Credit Facility were increased and the interest rate incurred by the Company thereunder at certain consolidated debt leverage ratios were increased. The Second Amending Agreement also adjusted the definition of EBITDA for the purpose of calculating the financial ratios under U.S. GAAP. In addition to the above, during the Covenant Relief Period, the Second Amending Agreement restricted the use of certain asset sale proceeds, limited the type of new debt issuances and limited certain restricted payments and permitted acquisitions under the Syndicated Credit Facility.
In November 2019, the Company further amended the Original Syndicated Credit Facility (“Third Amending Agreement”), certain portions of which became effective immediately and certain portions of which became effective in December 2019 upon the issuance of the 2023 Notes. The Third Amending Agreement, during the Covenant Relief Period, (i) modified the priority of the application of certain voluntary prepayments resulting from certain asset sales (but which did not affect the prepayments owed to the Term Loan B), and (ii) restricted use of proceeds of future borrowings. In addition, the Third Amending Agreement increased the maximum consolidated debt leverage ratios permitted under the Original Syndicated Credit Facility to 7.25x at the end of the fiscal quarter ended December 31, 2019, 7.50x at the end of the fiscal quarter ending March 31, 2020, 7.75x at the end of each fiscal quarter thereafter until the fiscal quarter ending September 30, 2021, 7.50x at the end of each fiscal quarter thereafter until the quarter ending September 30, 2022, 6.50x at the end of each fiscal quarter thereafter until the fiscal quarter ending March 31, 2023, and 5.75x for each fiscal quarter thereafter (subject to a 0.25x reduction in each maximum level upon a disposition of a business line for greater than $500 million). The Third Amending Agreement also extended the maturity of the Revolving Credit Facility by two years to December 2023, updated the Interest Coverage Ratio to be less than 2.0x at the end of each fiscal quarter, restricted investment capacity in certain permitted investments, restricted future increases in quarterly dividend payment levels and modified certain margin and standby fee terms. In addition, the Company canceled the operating credit facility and reduced committed borrowing capacity under the Revolving Credit Facility from $1.25 billion to $500 million. As of December 31, 2020 and 2019, the Company was in compliance with its debt covenants.

The Syndicated Credit Facility is guaranteed by the Company and certain designated subsidiaries (“Subsidiary Guarantors”) of the Company. The security for the Syndicated Credit Facility, subject to customary exceptions, includes substantially all the tangible and intangible assets of the Company and its Subsidiary Guarantors. The Company is required to make mandatory prepayments of the outstanding principal and accrued interest of the Syndicated Credit Facility (i) upon the occurrence of certain events and (ii) to the extent of a specified percentage of annual excess cash flow that is not reinvested or used for other specified purposes. The Syndicated Credit Facility is subject to customary affirmative and negative covenants, default provisions, representations and warranties and other terms and conditions.
Term Loan B
The Term Loan B bears interest at the Company’s option, either (i) U.S. dollar LIBOR plus 275 basis points per annum or (ii) adjusted base rate, plus a margin of 175 basis points per annum. The Company must make equal quarterly installment payments in aggregate annual amounts equal to 1% of the original principal amount of the Term Loan B, with the final balance payable at maturity on October 5, 2024. The Term Loan B may be repaid by the Company, in whole or in part, together with accrued interest, without premium or penalty.
During the year ended December 31, 2020, the Company repaid $511 million of borrowings under Term loan B using proceeds from the MDA Transaction. The Company expensed $7 million of unamortized debt issuance costs attributed to the partial pay down, which is included in Interest expense, net in the Consolidated Statements of Operations.
Revolving Credit Facility
The Revolving Credit Facility includes an aggregate $200 million sub limit under which letters of credit can be issued. As of December 31, 2020 and December 31, 2019, the Company had $31 million and $18 million of issued and undrawn letters of credit outstanding under the Revolving Credit Facility. As of December 31, 2020, the Company had no outstanding borrowings under its Revolving Credit Facility.
Borrowings under the Revolving Credit Facility bear interest at a rate equal to, at the Company’s option, either (i) U.S. dollar LIBOR, plus a margin of 120 - 425 basis points per annum, based on the Company’s total leverage ratio, or (ii) adjusted base rate, plus a margin of 20 - 325 basis points per annum, based on the Company’s total leverage ratio. The Revolving Credit Facility is payable at maturity on December 10, 2023. The Revolving Credit Facility may be repaid by the Company, in whole or in part, together with accrued interest, without premium or penalty.
Senior Secured Notes due 2023
In December 2019, the Company issued $1.0 billion in principal amount of 9.75% Senior Secured Notes due 2023 (“2023 Notes”). The 2023 Notes were offered and sold to qualified institutional buyers in the U.S. pursuant to Rule 144A and outside the U.S. pursuant to Regulation S under the Securities Act. The 2023 Notes were issued at a price of 98% and are recorded as long-term debt in the consolidated financial statements. The 2023 Notes bear interest at the rate of 9.75% per year, payable semi-annually in cash in arrears, which interest payments commenced in June 2020.
On June 25, 2020, the Company repurchased $150 million aggregate principal amount of its 2023 Notes using proceeds from the MDA Transaction. The 2023 Notes were repurchased (“2023 Notes Repurchase”) at approximately 112.45% of the principal amount thereof, subject to customary closing conditions.
The 2023 Notes are guaranteed (“Guarantees”) on a senior secured basis by each of the Company’s existing and future subsidiaries that guarantees the Syndicated Credit Facility (“2023 Guarantors”). The 2023 Notes are secured, equally and ratably with the Syndicated Credit Facility and any future first lien debt, by liens on the same assets that secure the Revolving Credit Facility and the Term Loan B.

The 2023 Notes and the Guarantees are the Company’s general senior secured obligations and rank equally in right of payment with all of the Company’s and the 2023 Guarantors’ existing and future unsubordinated debt (including the Syndicated Credit Facility). The 2023 Notes and the Guarantees are effectively senior to all of the Company’s and the 2023 Guarantors’ existing and future unsecured debt as well as to all of any permitted junior lien debt that may be incurred in the future, in each case to the extent of the value of the assets securing the 2023 Notes and the Guarantees. The 2023 Notes and the Guarantees are effectively subordinated to any obligations that are secured by liens on assets that do not constitute a part of the collateral securing the 2023 Notes or the Guarantees, are structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the 2023 Notes, and are senior in right of payment to all of the Company’s and the 2023 Guarantors’ existing and future subordinated indebtedness.
The indenture governing the 2023 Notes limits, among other things, the Company and the Company’s restricted subsidiaries’ ability to: incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase subordinated debt; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets; enter into transactions with affiliates; reduce the Company’s satellite insurance; and consolidate or merge with, or sell substantially all of the Company’s assets to, another person. The 2023 Notes are also subject to compliance with a financial maintenance covenant in respect of the Company’s Consolidated Total Debt Ratio which was 7.25x at the end of the fiscal quarter ended December 31, 2019, 7.50x at the end of the fiscal quarter ending March 31, 2020, 7.75x at the end of each fiscal quarter thereafter until the fiscal quarter ending September 30, 2021, 7.50x at the end of each fiscal quarter thereafter until the quarter ending September 30, 2022, 6.50x at the end of each fiscal quarter thereafter until the fiscal quarter ending March 31, 2023, and 5.75x for each fiscal quarter thereafter (subject to a 0.25x reduction in each maximum level upon a disposition of a business line for greater than $500 million).
The 2023 Notes may be redeemed, in whole or in part, at any time during the 12 months beginning on December 15, 2021 at a redemption price of 107.313%, during the 12 months beginning on December 15, 2022 at a redemption price of 103.656%, and at any time on or after December 15, 2023 at a redemption price of 100%, in each case plus accrued and unpaid interest, if any, thereon to the redemption date. The Company may also redeem the 2023 Notes, in whole or in part, at the Company’s option at any time prior to December 15, 2021 at a price equal to 100% of the principal amount of such 2023 Notes plus a “make-whole” premium, together with accrued but unpaid interest, if any, to, but excluding, the date of redemption. In addition, the Company may redeem up to 40% of the aggregate principal amount of the 2023 Notes at any time before December 15, 2021 with the net cash proceeds from certain equity offerings at a specified redemption price, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
In the event a change of control occurs (as defined in the indenture governing the 2023 Notes), each holder will have the right to require us to repurchase all or any part of such holder’s 2023 Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the 2023 Notes repurchased, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
We intend to redeem the 2023 Notes with a portion of the net proceeds of this offering of common stock. In our sole discretion, we may (i) extend the Redemption Date until such time as the Redemption Condition is satisfied, (ii) waive the Redemption Condition, or (iii) rescind the Redemption Notice in the event that the Redemption Condition is not satisfied by the original Redemption Date or the delayed Redemption Date, if applicable. We cannot assure you that we will consummate the 2023 Notes Redemption on the terms and at the time contemplated herein, if at all. See “Summary — Recent Developments — 2023 Notes Redemption.”
Senior Secured Notes due 2027
On June 25, 2020, the Company issued $150 million in principal amount of 7.54% Senior Secured Notes due 2027 (“2027 Notes”). The 2027 Notes were offered and sold to qualified institutional buyers in the U.S. pursuant to Rule 144A and outside the U.S. pursuant to Regulation S under the Securities Act. The 2027 Notes were issued at a price of 98.25% and bear interest at the rate of 7.54% per annum, payable semi-annually in cash in arrears, for which interest payments commenced in December 2020. The 2027 Notes are guaranteed on a senior secured basis by each of the Company’s existing and future subsidiaries that guarantee the Syndicated Credit Facility and the 2023 Notes.
The Company accounted for the issuance of the 2027 Notes and 2023 Notes Repurchase as debt modifications. As a result, the 12.45% premium paid on the repurchase of the $150 million of 2023 Notes is accounted for as an incremental discount that is amortized over the life of the 2027 Notes. Separately, the previously incurred unamortized debt discount and debt issuance costs are amortized over the remaining life of the outstanding 2023 Notes.
The 2027 Notes are guaranteed (“2027 Guarantees”) on a senior secured basis by each of the Company’s existing and future subsidiaries that guarantees the 2023 Notes and the Syndicated Credit Facility (“2027 Guarantors”). The 2027 Notes are secured, equally and ratably with the 2023 Notes, the Syndicated Credit Facility and any future first lien debt, by liens on the same assets that secure the Revolving Credit Facility and Term Loan B.
The 2027 Notes and the 2027 Guarantees are the Company’s general senior secured obligations and rank equally in right of payment with all of the Company’s and the 2027 Guarantors’ existing and future unsubordinated debt (including the 2023 Notes and the Syndicated Credit Facility). The 2027 Notes and the 2027 Guarantees are effectively senior to all of the Company’s and the 2027 Guarantors’ existing and future unsecured debt as well as to all of any permitted junior lien debt that may be incurred in the future, in each case to the extent of the value of the assets securing the 2027 Notes and the 2027 Guarantees. The 2027 Notes and the 2027 Guarantees are effectively subordinated to any obligations that are secured by liens on assets that do not constitute a part of the collateral securing the 2027 Notes or the 2027 Guarantees, are structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the 2027 Notes, and are senior in right of payment to all of the Company’s and the 2027 Guarantors’ existing and future subordinated indebtedness.
The indenture governing the 2027 Notes limits, among other things, the Company’s and the Company’s restricted subsidiaries’ ability to: incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase subordinated debt; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets; enter into transactions with affiliates; reduce the Company’s satellite insurance; and consolidate or merge with, or sell substantially all of the Company’s assets to, another person.
The 2027 Notes may be redeemed, in whole or in part, at any time during the 12 months beginning on June 25, 2024, at a redemption price of 105.655%, during the 12 months beginning on June 25, 2025, at a redemption price of 103.770%, and at any time on or after June 25, 2026, at a redemption price of 101.885%, in each case plus accrued and unpaid interest, if any, thereon to the redemption date. The Company may also redeem the 2027 Notes, in whole or in part, at the Company’s option at any time prior to June 25, 2024, at a price equal to 100% of the principal amount of such 2027 Notes plus a “make-whole” premium, together with accrued but unpaid interest, if any, to, but excluding, the date of redemption. In addition, the Company may redeem up to 40% of the aggregate principal amount of the 2027 Notes at any time before June 25, 2024, with the net cash proceeds from certain equity offerings at a specified redemption price, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
In the event a change of control occurs (as defined in the indenture governing the 2027 Notes), each holder will have the right to require us to repurchase all or any part of such holder’s 2027 Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the 2027 Notes repurchased, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Leaseback Deferred Financing
In December 2019, the Company completed the sale and subsequent leaseback of company owned properties in Palo Alto, California for proceeds of $291 million. The Company determined that the leaseback terms were off-market. In accordance with ASC 842 — Leases, the Company accounted for the excess of the leaseback payments over the present value of market rental payments as additional financing, separate from the lease liability. This resulted in recognition of a deferred financing liability of $33 million, which is repayable over the 10 year leaseback term. This liability was calculated using a weighted average discount rate of 4.62%. The deferred financing liability is recorded as part of Current portion of long-term debt and Long-term debt within the Consolidated Balance Sheets.

MARKET PRICE OF OUR COMMON STOCK
Our common stock is listed on NYSE and TSX under the symbol “MAXR”. The following table sets forth, for the periods indicated, the high and low sales prices of our shares of common stock as reported by NYSE:
	High	Low
Quarter ended December 31, 2017	$65.24	$64.21
Quarter ended March 31, 2018	$46.55	$44.75
Quarter ended June 30, 2018	$51.79	$49.06
Quarter ended September 30, 2018	$33.52	$31.91
Quarter ended December 31, 2018	$12.30	$11.30
Quarter ended March 31, 2019	$4.09	$3.83
Quarter ended June 30, 2019	$7.85	$7.41
Quarter ended September 30, 2019	$7.80	$7.33
Quarter ended December 31, 2019	$16.48	$15.51
Quarter ended March 31, 2020	$11.12	$10.35
Quarter ended June 30, 2020	$18.65	$17.56
Quarter ended September 30, 2020	$26.02	$24.73
Quarter ended December 31, 2020	$39.53	$35.30
On March 12, 2021, the last reported sale price on NYSE and TSX of our common stock was $46.59 per share and C$58.20 per share, respectively. As of December 31, 2020, we had approximately 67 holders of record of our shares of common stock. A substantially greater number of stockholders are beneficial holders of our shares of common stock in “street name” through banks, brokers and other financial institutions that are record holders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws and any applicable state, local or non-U.S. tax laws are not discussed. For example, there may be significant adverse U.S. federal estate tax consequences to a Non-U.S. Holder. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address U.S. federal income tax consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies and other financial institutions;

•
real estate investment trusts or regulated investment companies;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt entities or governmental entities;

•
persons subject to special accounting rules as a result of any item of gross income with respect to our common stock being taken into account in any applicable financial statement;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax-qualified retirement plans; and

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS

TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE OR GIFT TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
If we make any distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock (determined separately for each share), but not below zero. Any remaining excess (determined separately for each share) will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder timely furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Unless an applicable income tax treaty provides otherwise, if dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Unless an applicable income tax treaty provides otherwise, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaty that may provide for different rules.

Sale or Other Taxable Disposition
Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

•
the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the sale or other taxable disposition or (ii) the Non-U.S. Holder’s holding period (the “Applicable USRPHC Period”).

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain recognized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder, if any (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies, gain recognized by a Non-U.S. Holder will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to a U.S. person unless an applicable income tax treaty provides otherwise. We believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, any gain recognized from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded” on an established securities market (within the meaning of applicable Treasury Regulations), and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the Applicable USRPHC Period.
Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaty that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (whether such institutions or entities are beneficial owners or intermediaries). Specifically, a 30% withholding tax may be imposed on dividends on, or, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA currently applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock beginning on January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock set forth opposite its name below:
Name	Number of Shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Total
The representatives and the other underwriters are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to        additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase the additional shares of common stock as described above.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions:	$	$	$
Proceeds, before expenses, to us	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $      .
We, our executive officers and our Chairman of the Board have agreed, subject to certain exceptions, that, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”):
•
offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any of our securities that are substantially similar to shares of common stock, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or

•
enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities,

whether any such transaction described in the first two bullets above is to be settled by delivery of common stock or such other securities, in cash or otherwise. (other than (i) the shares of common stock to be sold pursuant to this prospectus supplement, or (ii) pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date hereof). In addition, each such person has agreed that, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, on behalf of the underwriters, such other person will not, during the restricted period, subject to certain restrictions, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. The restrictions on us as described in this paragraph shall not apply to (A) the shares of common stock to be sold pursuant to this prospectus supplement, (B) the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof as described herein, or (C) facilitating the establishment of a trading plan on behalf of any of our shareholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act (“Rule 10b5-1 Plan”), for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period (provided that automatic sales to cover tax withholding and/or remittance obligations shall be permitted) and (ii) no filing by any party under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer during the restricted period.
The restrictions on certain of our directors and executive officers described in the immediately preceding paragraph do not apply to:
•
transfers as a bona fide gift or gifts;

•
transfers to any party related by blood, marriage or adoption, not more remote than first cousin to the transferor (the “immediate family”) or any trust, partnership or similar entity for the direct or indirect benefit of the transferor or their immediate family, or if the transferor is a trust, to any beneficiary of the transferor (including such beneficiary’s estate);

•
transfers as a distribution to limited partners or, members, stockholders or other equity holders of the transferor;

•
transfers to affiliates of or to any investment fund or other entity controlled or managed by the transferor;

•
transfers by will or intestate succession upon the death of the transferor;

•
transfers pursuant to a court or regulatory agency order, a qualified domestic order or in connection with a divorce settlement;

•
establishing any contract, instruction or plan that satisfies all of the requirements of a Rule 10b5-1 Plan under the Exchange Act; provided, however, that (1) such plan does not provide for the transfer of common stock during the restricted period, and no sales of common stock or securities convertible into, or exchangeable or exercisable for, common stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the restricted period, except for automatic sales to cover tax withholding and/or remittance obligations, and (2) in the case of any such transfer, no filing by any party under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer during the restricted period;

•
exercising any rights to purchase, exchange or convert any stock options granted pursuant to the Company’s equity incentive plans, or any warrants or other securities convertible into or exercisable or exchangeable for shares of common stock; provided that (1) any filing under Section 16 of the Exchange Act made during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described above, (2) the underlying shares of common stock continue to be subject to the restrictions on transfer set forth in the immediately preceding paragraph, (3) the transferor does not otherwise voluntarily effect any other public filings or reports regarding such exercise during the restricted period, and (4) the underlying shares of common stock issued to the transferor upon such exercise shall continue to be subject to the immediately preceding paragraph; and provided further that any such options, warrants or rights described under this bullet point are held by the transferor pursuant to an agreement or equity awards granted under an equity incentive plan which is described in the registration statement and this prospectus supplement;

•
sales or other transfers of shares of common stock to the Company in connection with the termination of the transferor’s employment or cessation of service with the Company; provided that, (1) any filing under Section 16 of the Exchange Act made during the restricted period shall clearly indicate in the footnotes thereto that (A) the filing relates to the circumstances described in this bullet point and (B) no shares of common stock were sold by the reporting person other than such transfers to the Company as described in this bullet point and (2) the transferor does not otherwise voluntarily effect any other public filings or reports regarding such transfers during the restricted period;

•
transfers of shares of common stock pursuant to a bona fide third-party tender offer, or in connection with a merger, consolidation or other similar transaction that is approved by the board of directors of the Company and made to all holders of the Company’s capital stock involving a change of control of the Company; provided that, in the event that such tender offer, merger, consolidation or other transaction is not completed, such securities shall remain subject to the restrictions on transfer set forth in the immediately preceding paragraph (for purposes hereof, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock of the Company if, after such transaction or transactions, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity)); and

•
transfers of shares of common stock to the Company upon (i) a vesting event of any equity award granted under any equity incentive plan or stock purchase plan of the Company, or (ii) upon the exercise by the transferor of options or warrants in accordance with clause (C) in the paragraph above, in each case, on a “net” or “cashless” exercise basis, and/or to cover tax withholding obligations of the transferor in connection therewith, provided, in each case, that

(1) any filing under Section 16 of the Exchange Act made during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described above, as applicable, (2) no shares of common stock were sold by the reporting person other than such transfers to the Company as described above and (3) the transferor does not otherwise voluntarily effect any other public filings or reports regarding such transfers during the restricted period;
provided that, in the case of any transfer pursuant to the first through fourth bullet points above, the recipient agrees to be bound in writing by the restrictions set forth in the immediately preceding paragraph for the restricted period; provided further that, in the case of any transfer pursuant to the third through sixth bullet points above, no filing by any party under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer during the restricted period; and provided further that any such transfer pursuant to the first through fourth bullet points above shall not involve a disposition for value.
Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, in their sole discretion, may release the common stock and other securities subject to the restricted period described above in whole or in part at any time.
This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
NYSE and TSX Listing
The shares are listed on the NYSE and the TSX under the symbol “MAXR.”
Price Stabilization, Short Positions
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, the TSX, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution
A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our or our affiliate’s securities and instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Furthermore, affiliates of Goldman Sachs & Co. LLC, Barclays Capital Inc. and RBC Capital Markets, LLC, each an underwriter of this offering, are lenders under our Term Loan B, an affiliate of RBC Capital Markets, LLC is a lender under our Revolving Credit Facility and an affiliate of RBC Capital Markets, LLC is administrative agent to our Revolving Credit Facility and Term Loan B, and, as a result, such affiliates have received, and may continue to receive, customary fees and expenses in connection therewith. Certain of the underwriters and/or their affiliates may be holders of the 2023 Notes at the applicable time of determination for the 2023 Notes Redemption, and, if that is the case, such underwriters and/or such affiliates may receive a portion of the net proceeds from this offering of common stock. See “Summary — Recent Developments — 2023 Notes Redemption” and “Use of Proceeds.”
Selling Restrictions
European Economic Area
This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement has been prepared on the basis that any offer of shares in any Member State of the European Economic Area (the “EEA”), will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
No shares have been offered or will be offered pursuant to the offering to the public in any Member State of the EEA prior to the publication of a prospectus in relation to the shares other than:
A.
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

B.
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

C.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation . For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares.
Prohibition of Sales to United Kingdom Investors
In the United Kingdom (“UK”), this prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus supplement has been prepared on the basis that any offer of shares in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in the UK of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation in relation to such offer. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in the United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
A.
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B.
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

C.
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of the shares shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Japan
The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.
Hong Kong
Shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, shares of our common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to

Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law; or

(d)
as specified in Section 276(7) of the SFA.

Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act. Any offer in Australia of our common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act. The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common stock to which this prospectus relates may be illiquid or subject to restrictions on its resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of the shares of common stock.

LEGAL MATTERS
Latham & Watkins LLP will pass on the legality of the shares of common stock to be sold in this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.
EXPERTS
The consolidated financial statements of the Company as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this prospectus supplement and the registration statement of which this prospectus supplement forms a part in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to changes in the accounting for leases and income taxes.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.
INCORPORATION BY REFERENCE
We “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:
•
our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 24, 2021;

•
our Current Reports on Form 8-K filed on January 19, 2021 (excluding Item 7.01 and Item 9.01), January 27, 2021 and February 24, 2021 (Acc-no: 0001558370-21-001643); and

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 13, 2019 and any amendment or report filed with the SEC for the purpose of updating such description.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the following address:
Maxar Technologies Inc.
Attention: Corporate Secretary
1300 W. 120th Avenue
Westminster, Colorado
Telephone: (303) 684-4000

PROSPECTUS
MAXAR TECHNOLOGIES INC.
We or the selling stockholders named from time to time may offer from time to time in one or more series or classes (i) shares of our common stock, par value $.0001 per share, (ii) shares our preferred stock, par value $.0001 per share and (iii) warrants to purchase preferred stock or common stock, referred to collectively in this prospectus as the offered securities, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus.
The specific terms of the offered securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement, and will include, where applicable, (i) in the case of common stock, any initial public offering price; (ii) in the case of preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights and any initial public offering price; and (iii) in the case of warrants, the duration, offering price, exercise price and detachability.
The applicable prospectus supplement will also contain information, where applicable, about (i) certain United States federal income tax consequences relating to, and (ii) any listing on a securities exchange of, the offered securities covered by such prospectus supplement.
The securities may be offered directly, through agents we may designate from time to time or by, to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the offered securities, their names, and any applicable purchase price, fee, commission or discount arrangement with or among them, will be set forth in, or will be calculable from the information set forth in, the applicable prospectus supplement. See “Plan of Distribution.” No offered securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of offered securities.
Our common stock is listed on the New York Stock Exchange, or NYSE, and the Toronto Stock Exchange, or TSX, each under the symbol “MAXR.” On March 12, 2021, the last reported sales price of our common stock on the NYSE and TSX was $46.59 and $58.20 per share, respectively.

Investing in any of our securities involves a high degree of risk. Before you invest in the offered securities, you should consider the risks discussed in “Risk Factors” on page 1.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 15, 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we or the selling stockholders named from time to time may offer. Each time we or the selling stockholders named from time to time sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information of Certain Documents By Reference.”
We have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus to the terms “Maxar,” “we,” “us” or “the Company” or other similar terms mean Maxar Technologies Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.
RISK FACTORS
Investment in the offered securities involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus that we may provide you in connection with the offered securities, including, without limitation, the risks set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, incorporated into this prospectus and the applicable prospectus supplement by reference, as updated in our subsequent filings with the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in either. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, funds from operations and prospects and might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section entitled “Forward-Looking Statements” included elsewhere in this prospectus and the applicable prospectus supplement.
FORWARD-LOOKING STATEMENTS
This prospectus and the applicable prospectus supplement, including the documents incorporated by reference herein or therein, contain, and documents we subsequently file with the SEC and incorporate by reference herein or therein may contain, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, including, among other things, statements or information concerning future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While we believe that these

1

forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.
All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, incorporated into this prospectus and the applicable prospectus supplement by reference. We caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.
The risk factors included in this prospectus and the applicable prospectus supplement, including the documents incorporated by reference herein or therein, and documents we subsequently file with the SEC and incorporate by reference herein or therein, are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional risk factors that could materially adversely affect our business and financial performance, see the factors included under the caption “Risk Factors” in this prospectus, in the applicable prospectus supplement, in our Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q, as well as the other risks described in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein or therein. All forward-looking statements are based on information that was available and speak only as of the dates on which they were made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

2

THE COMPANY
Maxar is a partner and innovator in Earth Intelligence and Space Infrastructure. We deliver value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use space. Our approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with speed, scale and cost effectiveness. Maxar’s 4,300 team members in over 20 global locations are inspired to harness the potential of space to help our customers create a better world.
Our common stock trades on the NYSE and the TSX under the symbol “MAXR.”
Our principal executive offices are located at 1300 W. 120th Avenue, Westminster, Colorado 80234. Our telephone number is 303-684-4000.
Our website is located at http://www.maxar.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus (except for the SEC filings expressly incorporated by reference herein), and such information should not be considered to be part of this prospectus. You should not rely on any such information in making your decision whether to purchase the securities.

3

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the offered securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales by selling stockholders.

4

DESCRIPTION OF CAPITAL STOCK
We are authorized to issue 240,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
This section describes the general terms and provisions of our common stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.
Holders of shares of common stock will be entitled to receive dividends if and when declared by the board of directors from funds legally available therefore, and, upon liquidation, dissolution or winding-up of our company, will be entitled to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock will not have any preemptive rights, but will be entitled to one vote for each share of common stock held of record. Holders of shares of common stock will not have the right to cumulate their votes for the election of directors. The shares of common stock offered hereby, when issued, will be fully paid and nonassessable.
Preferred Stock
This section describes the general terms and provisions of our preferred stock. For more detailed information, you should refer to our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.
Our board of directors is authorized, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings, acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and could adversely affect the market price of our common stock.
We do not have any shares of preferred stock outstanding.
Transfer Agent and Registrar for Shares of Capital Stock
Computershare Trust Company, N.A. is the transfer agent and registrar for shares of our common stock.
Listing
Our common stock is listed on the NYSE and the TSX under the symbol “MAXR.”

5

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any other offered securities offered by the applicable prospectus supplement and may be attached to or separate from such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the Company and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. As used in this “Description of Warrants,” references to the “Company,” “we,” “our” or “us” refer solely to Maxar Technologies Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•
the title of such warrants;

•
the aggregate number of such warrants;

•
the price or prices at which such warrants will be issued;

•
the designation, terms and number of shares of our preferred stock or common stock purchasable upon exercise of such warrants;

•
the designation and terms of the offered securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•
the price at which each share of preferred stock or common stock purchasable upon exercise of such warrants may be purchased;

•
the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•
the minimum or maximum amount of such warrants which may be exercised at any one time;

•
information with respect to book-entry procedures, if any;

•
a discussion of certain federal income tax consequences; and

•
any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Copies of the applicable form of warrant agreement and warrant may be obtained from us upon request, and the statements made within this prospectus relating to the warrant agreement and warrant to be issued pursuant to the warrant agreement are summaries of certain anticipated provisions, and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable warrant agreement and related warrants.

6

PLAN OF DISTRIBUTION
We or the selling stockholders named from time to time may sell the offered securities on a delayed or continuous basis through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.
Underwriters may offer and sell the offered securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. We also may, from time to time, authorize broker-dealers acting as our agents to offer and sell the offered securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters and agents may be deemed to have received compensation from us in the form of discounts or commissions and may also receive commissions from purchasers of offered securities. Underwriters and agents may sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, agents and/or commissions from the purchasers.
Any discounts or commissions paid by us to underwriters, dealers or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.
Unless we specify otherwise in the applicable prospectus supplement, any offered securities issued hereunder will be a new issue with no established trading market (other than our common stock). If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE and TSX, subject to official notice of issuance. We may elect to list any other offered securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such offered securities are sold by us for public offering and sale may make a market in such offered securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such offered securities.
If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the offered securities from us at the public offering price set forth in the applicable prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the offered securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters, dealers and agents will not have any responsibility with respect to the validity or performance of these contracts.
To facilitate the offering of any offered securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of such offered securities. This may include over-allotments or short sales of such offered securities, which involves the sale by persons participating in the offering of more such offered securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising any option to purchase additional offered securities that we may grant. In addition, these persons may stabilize or maintain the price of such offered securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if offered securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of such offered securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of business.

7

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters regarding the validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California.

8

EXPERTS
The consolidated financial statements of the Company as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to changes in the accounting for leases and income taxes.

9

WHERE YOU CAN FIND MORE INFORMATION
We file proxy statements and annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our website is located at http://www.maxar.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
We have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, the Registration Statement, under the Securities Act with respect to the securities registered hereby. This prospectus and the applicable prospectus supplement do not contain all of the information set forth in the Registration Statement and exhibits and schedules to the Registration Statement. For further information with respect to us and the securities registered hereby, reference is made to the Registration Statement, including the exhibits to the Registration Statement. Statements contained in this prospectus and the applicable prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus or the applicable prospectus supplement are not necessarily complete and, where that contract is an exhibit to the Registration Statement or an exhibit to a document incorporated by reference into the Registration Statement, each statement is qualified in all respects by the exhibit to which the reference relates. The Registration Statement is available to you on the SEC’s website.

10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or any prospectus supplement hereto or a document which is incorporated by reference in this prospectus or any prospectus supplement hereto is automatically updated and superseded if information contained in this prospectus or any prospectus supplement hereto, or information that we later file with the SEC that is incorporated by reference or deemed to be incorporated by reference in this prospectus or any prospectus supplement hereto, modifies or replaces such statement. We incorporate by reference the following documents we filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2020;

•
our Registration Statement on Form 8-A filed on May 13, 2019; and

•
our Current Reports on Form 8-K filed on January 19, 2021, January 27, 2021 (excluding Item 7.01 and 9.01) and February 24, 2021.

We are also incorporating by reference any additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering described in this prospectus and the applicable prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed above or filed in the future, that are deemed to have been “furnished to,” rather than “filed” with the SEC, including our compensation committee report and performance graph included or incorporated by reference in any Annual Report on Form 10-K or proxy statement, or any information or related exhibits furnished pursuant to Items 2.02 or 7.01 of Form 8-K, or any exhibits filed pursuant to Item 9.01 of Form 8-K that are not deemed “filed” with the SEC.
To the extent that any Current Report on Form 8-K we file after the date of this prospectus and prior to the termination of the offering described in this prospectus or any prospectus supplement expressly states that the information in such Current Report on Form 8-K (including any exhibits thereto) amends, supplements, supersedes or replaces any of the information set forth in this prospectus, then such Current Report on Form 8-K shall be deemed to be incorporated by reference in this prospectus unless and until such time as we file a subsequent Current Report on Form 8-K or other document that is incorporated or deemed to be incorporated by reference herein and that expressly states that it supersedes or replaces such earlier Current Report on Form 8-K or the information therein in its entirety.
To receive a free copy of any of the documents incorporated by reference in this prospectus, including exhibits, if they are specifically incorporated by reference in the documents, call or write 1300 W. 120th Avenue Westminster, Colorado 80234, Attn: Secretary, phone: (303) 684-4000.

11